UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2006

ChoicePoint Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13069	58-2309650
(State of Incorporation)	Commission File Number	(IRS employer identification no.)

1000 Alderman Drive Alpharetta, Georgia		30005
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (770) 752-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On October 25, 2006, ChoicePoint Inc. (the “Company”) entered into a $600 million (expandable to up to $750 million) five-year unsecured, multicurrency, Revolving Credit Agreement (the “Credit Agreement”), with Wachovia Bank, National Association, as Administrative Agent and a lender, SunTrust Bank as Syndication Agent and a lender, and certain other lenders: BNP Paribas, Bank of America, N.A., Credit Suisse, JPMorgan Chase Bank, Regions Bank, U.S. Bank, National Association, and Wells Fargo, National Association. Wachovia Capital Markets, LLC and SunTrust Capital Markets, Inc. acted as Co-Lead Arrangers and Wachovia Capital Markets, LLC acted as Sole Book Runner under the Credit Agreement. Amounts available under the Credit Agreement will replace the Company’s existing revolving credit agreement (referenced in Item 1.02), and will be used to pay $315 million currently outstanding under the Company’s existing revolving credit agreement and for general corporate purposes of the Company and its subsidiaries, including, without limitation, working capital, stock repurchases, capital expenditures in the ordinary course of business and permitted acquisitions. Certain of the lenders named above, directly or through affiliates, have pre-existing relationships with the Company, including participation in the existing revolving credit agreement (referenced in Item 1.02), the Company’s receivables securitization for certain of the Company’s subsidiaries, and the Company’s synthetic lease arrangements which are described or incorporated by reference in the Company’s Quarterly Report on Form 10–Q for the quarter ended June 30, 2006, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Under the Credit Agreement, the Company may borrow in U.S. dollars or an Alternative Currency (as defined in the Credit Agreement, including Euros, British pounds sterling, and any other alternative currency approved by the lenders). The principal amount of the loans under the Credit Agreement may not exceed $600 million; provided, that at any time within four years of the closing date and so long as no default or event of default has occurred and is continuing, the Company may request increases in the aggregate commitments of the lenders, up to an amount not to exceed $750 million. The Credit Agreement has a $50 million sublimit for the issuance of standby letters of credit and a $300 million sublimit on multicurrency loans. The Company and its Material Subsidiaries (as defined in the Credit Agreement) that are U.S. subsidiaries are guarantors of the obligations under the Credit Agreement, and any new Material Subsidiary that is a U.S. subsidiary also will be required to become a guarantor.

The Credit Agreement contains customary representations, warranties and covenants, including covenants limiting liens, guaranties, mergers and consolidations, substantial asset sales, investments and loans, sale and leasebacks and other fundamental changes. In addition, the Credit Agreement contains covenants to the effect that (i) the Company will not permit the ratio of Funded Debt to Consolidated EBITDA (as those terms are defined in the Credit Agreement) to exceed 3.0 to 1.0 and (ii) the Company’s ratio of Consolidated EBITDA to Consolidated Interest Expense (as those terms are defined in the Credit Agreement) shall not be less than 4.0 to 1.0.

In the event of a default by the Company under the Credit Agreement, including cross-defaults relating to specified other debt of the Company or its consolidated subsidiaries in excess of $5 million, the lenders may terminate the commitments under the Credit Agreement and declare the amounts outstanding, including all accrued interest and unpaid fees, payable immediately. In addition, the lenders may enforce any and all rights and remedies created under the Credit Agreement or applicable law or equity, including set-off rights. For events of default relating to insolvency, bankruptcy or receivership, the commitments are automatically terminated and the amounts outstanding become payable immediately.

For borrowings in U.S. dollars, the Company has the option to elect one of two methods for calculating the interest due on borrowings under the Credit Agreement. If the Company elects the Base Rate (as defined in the Credit Agreement), the Company’s rate per annum will be equal to the higher of (i) the rate which the Administrative Agent quotes for reference as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate (as defined in the Credit Agreement), as in effect from time to time, plus one-half of one percent per annum. If the Company elects to borrow U.S. dollars as a Eurodollar Advance, and for all borrowings in an Alternative Currency, the Company’s rate per annum will be equal to the sum of LIBOR plus the Applicable Margin (as those terms are defined in the Credit Agreement). The Applicable Margin varies, depending on the Company’s ratio of Funded Debt to Consolidated EBITDA, and ranges from 0.280% to 0.600%. During the term of the Credit Agreement, the Company will pay a facility fee to the Administrative Agent, for the account of the lenders, which will vary, depending on the Company’s ratio of Funded Debt to Consolidated EBITDA, and ranges from 0.07% to 0.150%. In addition, the Company will pay a fee for each letter of credit issued under the Credit Agreement equal to the Applicable Margin, and a customary fee payable to the issuer of each letter of credit.

Loans made and other obligations incurred under the Credit Agreement will mature on October 25, 2011. A copy of the Credit Agreement will be filed as an exhibit with the Company’s Annual Report on Form 10–K for the year ending December 31, 2006.

Item 1.02. Termination of a Material Definitive Agreement.

The Credit Agreement replaced as of October 25, 2006, the then-existing Revolving Credit Agreement dated as of December 29, 2004 with Wachovia Bank, National Association, as Administrative Agent and a lender, SunTrust Bank as Syndication Agent and a lender, BNP Paribas as Documentation Agent and a lender, and the following other lenders: Bank of America, Credit Suisse First Boston, JPMorgan Chase Bank, and Regions Bank (the “Prior Credit Agreement”).

The aggregate principal amount of outstanding loans under the Prior Credit Agreement could not exceed $400 million; provided, that so long as no default or event of default had occurred and was continuing, the Company could request increases in the aggregate commitments of the lenders, up to an amount not to exceed $500 million. The Prior Credit Agreement contained customary representations, warranties and covenants.

The Prior Credit Agreement provided for calculation of interest and facility fees in substantially the same manner as under the Credit Agreement, although the Applicable Margins were higher under the Prior Credit Agreement. There were $315 million of borrowings outstanding under the Prior Credit Agreement at the time of termination, and the Company did not incur any early termination penalties or pay any fees related to its early termination of the Prior Credit Agreement. Loans made and other obligations incurred under the Prior Credit Agreement matured on December 29, 2009. The material relationships described in Item 1.01 are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 hereby is incorporated into this Item 2.03 by reference.

Item 8.01. Other Events.

In addition, on October 26, 2006, the Company issued a press release announcing that it had increased the value of the Company’s previously announced share buyback program by $100 million to a total repurchase value of $725 million. A copy of this press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this item 8.01.

Item 9.01. Financial Statements and Exhibits.

99.1     Press Release of ChoicePoint Inc. dated October 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 26, 2006	CHOICEPOINT INC.

	By:	/s/ Steven W. Surbaugh
Steven W. Surbaugh
Executive Vice President and
Chief Administrative Officer